Exhibit (n)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on form N-2 filed under the Securities Act of 1933, as amended (No. 333-147121) and Amendment No. 12 to the registration statement (No. 811-21869) on Form N-2 filed by the Company under the Investment Company Act of 1940, as amended, of our report which is dated February 26, 2007, relating to the financial statements of Highland Credit Strategies Fund. We also consent to the references to us under the headings “Financial Statements”, “Experts”, and “Independent Registered Public Accounting Firm” in such Registration Statement.
PricewaterhouseCoopers LLP
Dallas, Texas
December 14, 2007